Exhibit 5.1

[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

Direct Line: 212.859.8000
Fax: 212.859.4000

July 6, 2007

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, OH 44122-7392.

Ladies and Gentlemen:

We have acted as special counsel to Aleris International, Inc., a Delaware corporation (the “Company”), and each of the guarantors listed on Schedule A hereto (the “Guarantors”) in connection with (i) the Company’s offer to exchange up to $600,000,000 in aggregate principal amount of its new 9%/9 3/4% Senior Notes due 2014 (the “Senior Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 9%/9 3/4% Senior Notes due 2014 (the “Outstanding Senior Notes”), and (ii) the Company’s offer to exchange up to $400,000,000 in aggregate principal amount of its new 10% Senior Subordinated Notes due 2016 (the “Senior Subordinated Exchange Notes” and, together with the Senior Exchange Notes, the “Exchange Notes”), which are being registered under the Securities Act, for a like principal amount of its 10% Senior Subordinated Notes due 2016 (the “Outstanding Senior Subordinated Notes”, and together with the Outstanding Senior Notes, the “Outstanding Notes”), in each case pursuant to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on July 6, 2007 (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” Pursuant to the Indentures (as defined below) the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indentures (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees”, respectively).

All capitalized terms used herein that are defined in, or by reference in, the indenture dated as of December 19, 2006, by and among the Company, the guarantors named therein and LaSalle Bank National Association as the trustee (the “Trustee”) relating to the Senior Notes (the “Senior Indenture”) and the indenture dated December 19, 2006, by and among the Company, the guarantors named therein and the Trustee relating to the Senior Subordinated Notes (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Guarantors and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Indentures;

(b)	the Notes; and

(c)	the Exchange Note Guarantees.

The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others, and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Exchange Notes will be duly authenticated and delivered by the Trustee; (ii) all of the parties to the Documents (other than the Company and the Guarantors organized in Delaware) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than the Company and the Guarantors organized in Delaware), the execution thereof does not violate the charter, the by-laws or any other organizational document of any such parties (other than the Company and the Guarantors organized in Delaware) or the laws of the jurisdiction of incorporation of any such parties (other than the Company and the Guarantors organized in Delaware), and each of the Note Documents constitute valid and binding obligations of all the parties thereto (other than the Company and the Guarantors) enforceable against such parties in accordance with their respective terms; and (iv) all of the parties to the Documents will comply with all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Exchange Notes, when executed, issued and delivered by the Company in accordance with the terms of the applicable Indenture in exchange for the Outstanding Notes, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Exchange Note Guarantees, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the applicable Indenture in exchange for the Outstanding Notes, will constitute a valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

(A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i) relating to indemnification, contribution or exculpation;

(ii) (a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or any Guarantor under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Exchange Note Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(iii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(iv) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(v) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(vi) which may be considered to be in the nature of a penalty.

(B) Our opinions are subject to the following:

(i) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(C) Provisions in the Exchange Note Guarantees and the Indentures that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under certain circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to each Guarantor, we have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each Guarantor.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

Insofar as the opinions expressed herein involve the laws of the State of Indiana, we have relied with your permission solely on the opinion of Andrews, Harrell, Mann, Carmin & Parker PC, addressed to you of even date herewith and being filed as Exhibit 5.2 to the Registration Statement. Insofar as the opinions expressed herein involve the laws of the State of Illinois, we have relied with your permission solely on the opinion of Freeborn & Peters LLP, addressed to you of even date herewith and being filed as Exhibit 5.3 to the Registration Statement. Insofar as the opinions expressed herein involve the laws of the States of Ohio and Texas, we have relied with your permission solely on the opinion of Baker Hostetler LLP, addressed to you of even date herewith and being filed as Exhibit 5.4 to the Registration Statement. Insofar as the

opinions expressed herein involve the laws of the State of Pennsylvania, we have relied with your permission solely on the opinion of Knox McLaughlin Gornall & Sennett, P.C., addressed to you of even date herewith and being filed as Exhibit 5.5 to the Registration Statement. Insofar as the opinions expressed herein involve the laws of the State of California, we have relied with your permission solely on the opinions of Bingham McCutchen LLP, addressed to you of even date herewith and being filed as Exhibits 5.6 and 5.7 to the Registration Statement.

The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the same category of persons whose consent is required under Section 7 of the Securities Act.

The opinions expressed herein are solely for your benefit in connection with the transactions covered in the first paragraph of this letter and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Schedule A

Guarantors

No.	Subsidiaries	Jurisdiction
1.	Alchem Aluminum, Inc.	Delaware
2.	Alchem Aluminum Shelbyville Inc.	Delaware
3.	Aleris, Inc.	Delaware
4.	Aleris Aluminum Europe, Inc. (f/k/a Hoogovens Aluminium Europe Inc.)	Delaware
5.	Aleris Aluminum U.S. Sales, Inc. (f/k/a Corus Aluminium Corp.)	Delaware
6.	Aleris Blanking and Rim Products, Inc. (formerly Indiana Aluminum Inc.)	Indiana
7.	Aleris Ohio Management, Inc.	Delaware
8.	ALSCO Holdings, Inc.	Delaware
9.	ALSCO Metals Corporation	Delaware
10.	Alumitech, Inc.	Delaware
11.	Alumitech of Cleveland, Inc.	Delaware
12.	Alumitech of Wabash, Inc.	Indiana
13.	Alumitech of West Virginia, Inc.	Delaware
14.	AWT Properties, Inc.	Ohio
15.	CA Lewisport, LLC	Delaware
16.	CI Holdings, LLC	Delaware
17.	Commonwealth Aluminum, LLC	Delaware
18.	Commonwealth Aluminum Concast, Inc.	Ohio
19.	Commonwealth Aluminum Lewisport, LLC	Delaware
20.	Commonwealth Aluminum Metals, LLC	Delaware
21.	Commonwealth Aluminum Sales Corporation	Delaware
22.	Commonwealth Aluminum Tube Enterprises, LLC	Delaware
23.	Commonwealth Financing Corporation	Delaware
24.	Commonwealth Industries, Inc.	Delaware
25.	ETS Schaefer Corporation	Ohio
26.	Gulf Reduction Corporation	Delaware
27.	IMCO Indiana Partnership L.P.	Indiana
28.	IMCO International, Inc.	Delaware
29.	IMCO Investment Company	Delaware
30.	IMCO Management Partnership L.P.	Texas
31.	IMCO Recycling of California, Inc.	Delaware
32.	IMCO Recycling of Idaho Inc.	Delaware
33.	IMCO Recycling of Illinois Inc.	Illinois
34.	IMCO Recycling of Indiana Inc.	Delaware
35.	IMCO Recycling of Michigan L.L.C.	Delaware
36.	IMCO Recycling of Ohio Inc.	Delaware
37.	IMCO Recycling of Utah Inc.	Delaware
38.	IMCO Recycling Services Company	Delaware
39.	IMSAMET, Inc.	Delaware

No.	Subsidiaries	Jurisdiction
40.	Interamerican Zinc, Inc.	Delaware
41.	MetalChem, Inc.	Pennsylvania
42.	Midwest Zinc Corporation	Delaware
43.	Rock Creek Aluminum, Inc.	Ohio
44.	Silver Fox Holding Corp.	Delaware
45.	U.S. Zinc Corporation	Delaware
46.	U.S. Zinc Export Corporation	Texas
47.	Western Zinc Corporation	California